EXHIBIT 99.1

Commentary for the Week Ended May 22, 2009

May 22, 2009
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	1.6%	0.8%	-5.8%
Class B Units	1.6%	0.8%	-6.1%
Legacy 1 Units	1.6%	0.9%	-0.7%
Legacy 2 Units	1.6%	0.9%	-0.7%
GAM 1 Units	1.9%	1.5%	1.2%
GAM 2 Units	1.8%	1.4%	1.1%
GAM 3 Units	1.8%	1.3%	0.8%

S&P 500 Total Return Index[1]	0.5%	1.9%	-0.7%
Lehman Long Government Index[1]	-3.3%	-3.0%	-12.6%
1	Index is unmanaged and is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Sector Commentary

Agriculturals/Softs:  Prices in the soybean markets moved steadily upwards last week.  Reports of tight soybean supply from major U.S. farming regions and the Argentine Rural Confederation were the main driver behind the rally.  Rising crude oil prices and a weak U.S. dollar supported sugar prices.

Currencies:  The U.S. dollar declined against most major currencies as speculators feared the U.S. could lose its Triple-A credit rating.   Also adding to the dollar’s decline were weaker forecasts for 2009 and 2010 U.S. GDP growth.  The British pound rose sharply against the dollar as a rally in UK equities supported the views of bullish speculators.

Energy:  The price of crude oil rallied nearly $3 per barrel last week as a result of sharp declines in the U.S. dollar.  Supply constraints caused by continued attacks on West African oil production facilities also helped foster rising prices.

Equities:  Despite sporadic movement, most major equity indices finished slightly higher last week.  Technical buying by speculators covering short positions played a role in moving prices up.

Fixed Income:  U.S. Treasury prices moved lower last week after the Federal Reserve announced that it would be selling over $100 billion of new debt.   Overseas, news that Standard and Poors downgraded the credit rating outlook for the United Kingdom put pressure on the nation’s fixed-income markets, moving prices lower.

Metals:  A weak U.S. dollar and recent buying by various large commodity funds moved the price of gold upwards near two-month highs.  Speculators bought gold as an alternative investment to the recently volatile equity and fixed-income markets which added to gold’s rally.

Indices Overview1
Standard and Poor’s 500 Total Return Index (S&P 500 Index) – A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor’s based on industry representation, liquidity, and stability.  The stocks in the S&P 500 Index are not the 500 largest companies, rather the index is designed to capture the returns of many different sectors of the U.S. economy.  The total return calculation includes the price-plus-gross cash dividend return.

Lehman Brothers U.S. Long Government Index – A benchmark comprised of the Lehman Brothers U.S. Treasury and U.S. Agency indices.  The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Lehman U.S. Government Index.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE.  OFFERING BY PROSPECTUS ONLY.

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL.  IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION.  DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.